EXHIBIT 99.3
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AT THE TRUST
Robert G. Higgins                          Investor Relations
Vice President, General Counsel            L.G. Schafran - Chairman and
                                           Interim CEO/President
312-683-5539                               312 683-5525
bhiggins@banyanreit.com                    ir@banyanreit.com



FOR IMMEDIATE RELEASE -



                SUSPENDED BANYAN PRESIDENT PETITIONS COURT FOR
            SHAREHOLDER CONSENT; MONETARY DAMAGES AND OTHER RELIEF

CHICAGO - JANUARY 24, 2001 --  Banyan Strategic Realty Trust (Nasdaq:
BSRTS) announced today that it has become aware of two actions involving the Trust filed by its president Leonard G. Levine, who was placed on suspension on August 14, 2000. Mr. Levine, through a wholly owned corporation, The Oak Realty Group, Inc., attempted to acquire the Trust in 2000.

In the first action, styled LEONARD G. LEVINE, NOT INDIVIDUALLY, BUT ON BEHALF OF BANYAN STRATEGIC REALTY TRUST V. DANIEL LEVINSON, STEPHEN PECK AND L.G. SCHAFRAN, Circuit Court of Cook County, Illinois 01 CH 1040, Levine, suing derivatively on behalf of the Trust's shareholders, seeks to enjoin the pending sale of substantially all of the Trust's assets to Denholtz Management Corporation until the Trust obtains approval of the transaction from a majority of the Trust's shareholders. The Trust previously announced adoption of a Plan of Liquidation and the execution of the contract of sale on January 8, 2001. The sale is scheduled to close on April 30, 2001, subject to the buyer's right to terminate for due diligence reasons on or before March 30, 2001.

L.G. Schafran, the Trust's chairman and interim president, stated: "Prior to executing the contract of sale, the Trust reviewed with Massachusetts counsel the issue of shareholder consent. The Trust and its Trustees received written advice from its counsel that shareholder consent is not required or necessary for this transaction, thereby avoiding unnecessary expense and correspondingly increasing the ultimate distribution to the Trust's shareholders. Accordingly, we are confident that Mr. Levine's attempt to sabotage the transaction will be quickly thwarted."

Mr. Levine has also filed an action in the Circuit Court of Cook County against trustees Daniel Levinson, Stephen Peck and L.G. Schafran as well as two of the Trust's largest shareholders Morgens, Waterfall, Vintiadis & Company, Inc. and Magten Asset Management Corporation. This action, styled LEVINE V. LEVINSON, et al., Circuit Court of Cook County, Illinois 01 L 735 seeks unspecified compensatory and punitive damages for a variety of business related torts which Mr. Levine alleges the defendants have committed.

Commenting on the tort action, Mr. Schafran stated: "Three months ago, the Trust brought an action against Mr. Levine seeking a judicial determination that the Trust has and had just cause to terminate Mr. Levine's employment on August 14, 2000 when he was placed on suspension for various breaches of his fiduciary duties. We view these new claims by Levine as nothing more than an attempt by him to obtain leverage to advance his interest in settling the original claim. Our future actions will not be limited to an attempt to hold Mr. Levine personally responsible for the Trust's additional expenses in connection with the impact of these actions."

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that owns primarily office and flex/industrial properties. The properties are located in certain major metropolitan areas of the Midwest and Southeastern United States, including Atlanta, Georgia and Chicago, Illinois, and smaller markets such as Huntsville, Alabama; Louisville, Kentucky; Memphis, Tennessee; and Orlando, Florida. The Trust's current portfolio consists of 27 properties totaling 3.5 million rentable square feet. As of this date the Trust has 14,282,640 shares of beneficial interest outstanding.


Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the closing of the Denholtz transaction and other risks and uncertainties that are detailed from time to time in our reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 1999 and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in our Form 10-Q for the quarter ended September 30, 2000 which was filed with the Securities and Exchange Commission on November 14, 2000. Without limitation the foregoing, words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.


              See Banyan's Website at http://www.banyanreit.com.



       For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter BSRTS .




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